Exhibit (a)(1)(F)

FORM OF ELECTION FORM DISTRIBUTION COMMUNICATION

TO: FROM:	[Eligible Participant] optionexchange@turtlebeach.com
SUBJECT: DATE:	Stock Option Exchange Offer Program – Election Form April 22, 2015

Attached to this e-mail is your personalized Election Form containing a list of your stock options eligible for exchange in our voluntary stock option exchange offer program. If you wish to exchange your eligible stock options for replacement stock options on the terms described in the offering materials, your Election Form must be properly completed, signed and received by 8:59 p.m. Pacific Time, on May 19, 2015, unless we are required or decide to extend the offering period to a later date. There are no exceptions to this deadline, so we encourage you not to wait until the last day to make your election if you wish to participate.

You can view the offering material, which is contained in the Schedule TO we filed with the SEC on April 22, 2015, on the SEC’s website at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001493761. The offering material will also explain how to make, change or withdraw your election before the end of the offering period.

You must deliver the Election Form by one of the following methods:

•	Via Electronic Delivery: Scan and email it to optionexchange@turtlebeach.com

•	Via Facsimile: Turtle Beach Corporation, Attn: Kezban Terralavoro, fax number (914) 345-2266

•	Via Regular Mail, Overnight Courier or Hand Delivery: Turtle Beach Corporation, 100 Summit Lake Drive, Suite 100, Valhalla, New York 10595, Attn: Kezban Terralavoro

•	Via Regular Mail, Overnight Courier or Hand Delivery (after April 27, 2015 only): Turtle Beach Corporation, 12220 Scripps Drive, Suite 100, San Diego, California 92131, Attn: Megan Wynne

Your participation in the exchange offer program is completely voluntary, and you are not obligated to participate. Any eligible stock options you do not elect to exchange generally will remain subject to their present terms. To obtain another copy of your Election Form, or if you have any questions about the exchange offer program, please email optionexchange@turtlebeach.com or call Megan Wynne at (858) 914-2434.